ASSET PURCHASE AGREEMENT


             This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 14th day of August, 1998, by and between Lyon's of California, Inc., a California corporation, I.C.H. Corporation, a Delaware corporation and Lyon's Restaurants, Inc., a Delaware corporation ("Seller").

                                    RECITALS

       A. Seller is engaged in the business of owning and operating of a chain of restaurants under the name "Lyon's Restaurants" (the "Business").

       B. Seller wishes to sell substantially all the assets it uses in connection with the Business at the price and on the other terms and conditions specified in detail below.

       C. I.C.H. Corporation, through Lyon's of California, Inc., its wholly-owned subsidiary, wishes to so purchase and acquire such Assets from Seller. (I.C.H. Corporation and Lyon's of California, Inc. are hereafter referred to, collectively, as "Buyer" with the rights and obligations of each entity more fully set forth in
             Section 1.4).

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1.     Transfer of Assets.

            1.1. Purchase and Sale of Assets. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller all of Seller's right, title, and interest in and to the assets (of every type and description, whether tangible or intangible, wherever located and whether or not identified or disclosed on Seller's books and records) and properties, goodwill, and business which are owned or leased and used by Seller in the operation of the Business (collectively, the "Property"), excluding, however, all of the Excluded Assets (as defined in Section 1.2 below). The Property shall consist of, among other things, the following:

                 1.1.1. Leases and Contracts. Seller's right, title, and interest, including security and other deposits thereunder (i) as lessee under those real property leases

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described on Exhibit A-1 to this Agreement (collectively, the "Real Property
Leases"), (ii) as lessee under those equipment, personal property and intangible property leases, rental agreements, licenses, contracts, agreements and similar arrangements described on Exhibit A-2 to this Agreement (collectively, the "Other Leases"), (iii) as a party to those other contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on Exhibit A-3 to this Agreement (collectively, the "Other Contracts" and together with the Other Leases, the "Other Leases and Contracts"), and (iv) under those SNDA's (as defined in Section 8.9) that are being assumed by Seller and assigned to Buyer or that are newly obtained by Seller as more fully discussed in Section 8.9.

                 1.1.2. Improvements. All improvements, and all appurtenances to such improvements, located on the real property (collectively, the "Real Property") occupied by Seller under the Real Property Leases, including, without limitation, buildings, outside storage areas, signage, and pylon signs, driveways, walkways and parking areas, but in all events only to the extent of Seller's interest in the same (collectively, the "Improvements").

                 1.1.3. Personal Property. All of those items of equipment and tangible personal property owned by Seller and listed in Exhibit B to this Agreement and all other tangible personal property now or hereafter owned by Seller and used exclusively in connection with the Business, including, without limitation, all such furniture, vehicles, machinery, equipment, tools, spare parts, computers, fixtures and furnishings located at or on the Real Property (collectively, the "Personal Property"). As used in this Agreement, the Personal Property shall not include the Inventory. The Personal Property shall also expressly exclude any equipment or other tangible property held by Seller pursuant to a lease, rental agreement, contract, license or similar arrangement (a "Contract") where Buyer does not assume the underlying Contract relating to such personal property at the Closing.

                 1.1.4. Intangible Property. All intangible personal property owned or held by Seller and used exclusively in connection with the Business, but in all cases only to the extent of Seller's interest and only to the extent transferable, together with all books, records and like items pertaining to the Business, including, without limitation, the name "Lyon's Restaurants", the goodwill of the Business, trademarks, trade names, service marks, all plans and specifications for the Improvements, all appraisals, engineering, soils, pest control, and other reports relating to the Real Property, catalogues, customer lists and other data bases, correspondence with present


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or prospective customers and suppliers, advertising materials, software programs, and telephone exchange numbers identified with the Business and all permits, licenses, authorizations, and approvals relating to the operation of the business (collectively, the "Intangible Property"). As used in this Agreement, Intangible Property shall in all events exclude any software or other item of intangible property held by Seller pursuant to a license or other Contract where Buyer does not assume the underlying Contract relating to such intangible personal property at the Closing.

                 1.1.5. Receivables. All instruments, receivables, accounts receivable and unbilled costs and fees and, subject to Section 1.2, all causes of action relating or pertaining to the foregoing (collectively, the "Receivables").

                 1.1.6. Inventory. All supplies, goods, materials, work in process, inventory and stock in trade owned by Seller (collectively, the "Inventory").

            1.2. Excluded Assets.

                 1.2.1. Excluded Assets Generally. Notwithstanding anything to the contrary in this Agreement, the Property shall not include the following (the "Excluded Assets"): (i) those items excluded pursuant to the provisions of
Section 1.1 above; (ii) all cash or cash equivalents; (iii) all preference or avoidance claims and actions of Seller, including, without limitation, any such claims and actions arising under Section 544, 545, 547, 548, 549, and 550 of the United States Bankruptcy Code; (iv) Seller's rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof or any subsequent agreement between Seller and Buyer; (v) insurance proceeds, claims and causes of action with respect to or arising in connection with (A) any lease, contract, or agreement which is not assigned to Buyer at the Closing, or (B) any item of tangible or intangible property located on or about or used solely in connection with a location, the Real Property Lease for which is not acquired by Buyer at the Closing; (vi) any lease, contract, or agreement to which Seller is a party which is not listed or described on Exhibit A-1, Exhibit A-2, or Exhibit A-3 to this Agreement; (vii) the certificate of incorporation, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation; (viii) any Privileged Information (as defined in Section 1.2.2),
(ix) any information about employees who do not accept offers of employment from Buyer, (x) any asset or obligation set forth in an Exclusion Notice (as defined in Section 1.2.3), and (xi) a promissory note and accompanying trust


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deed received from sale of Seller's former Sparks, Nevada location and presently held by Seller's senior lenders.

                 1.2.2. Privileged Information. "Privileged Information" shall mean matters subject to the attorney-client privilege except for matters that relate to the Properties or the operation of the Business. For example, matters pertaining to deliberations of the board of directors, the bankruptcy case, the process of selling assets, and other corporate matters shall be considered Privileged Information, but matters pertaining to operation of the store locations, dealings with vendors, and day-to-day operating issues shall not be considered Privileged Information.

                 1.2.3. Exclusion Notices. Buyer shall have the right to deliver written notice to Seller from time to time, but no later than five (5) business days prior to the Closing Date, that Buyer does not desire to acquire title to certain assets of Seller or to assume certain Real Property Leases or any Other Leases or Contracts. Any such notice shall be considered an "Exclusion Notice." Delivery of an Exclusion Notice shall not affect the Purchase Price.

            1.3. Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Property to Buyer shall be made by assignments, a bill of sale, and other instruments of assignment, transfer and conveyance provided for in Section 3 below and such other instruments as may reasonably be requested by Buyer and which do not increase in any material way the burdens imposed by this Agreement upon Seller.

            1.4. Relationship Between I.C.H. Corporation and Lyon's of California, Inc.. It is the intent of Seller and Buyer that both I.C.H. Corporation and Lyon's of California, Inc. be fully responsible for all obligations of Buyer under this Agreement and that any breach of or default under this Agreement shall be the joint and several responsibility of I.C.H. Corporation and Lyon's of California, Inc. Seller acknowledges and agrees that the transfer of assets and assumption of liabilities on the Closing Date will be to and from Lyon's of California, Inc. only and that I.C.H. Corporation shall not take title to any assets from nor assume any liabilities of Seller on the Closing Date. Buyer shall be responsible for demonstrating to the Bankruptcy Court (as defined in Section 8.4.1) that Lyon's of California, Inc. is capable of providing adequate assurance of future performance within the meaning of 11 U.S.C ss. 365(f)(2).

            1.5. Continued Use of Corporate Name. Buyer hereby consents to Seller's retention of the name "Lyon's Restaurants, Inc." as the corporate name of Seller and grants to Seller a non-exclusive license to use such name as its corporate name; provided, that if after the Closing Date, Seller intends to



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engage in the operation of any business, Seller shall change its corporate name prior to doing so.


         2. Consideration.

            2.1. Purchase Price.

                    (a) The cash consideration to be paid by Buyer to Seller for the Property (the "Purchase Price") shall be TwentyTwo Million Dollars ($22,000,000).

                   (i) Concurrently with the mutual execution and delivery of this Agreement (the date of such mutual execution and delivery is sometimes referred to herein as the "Execution Date"), Buyer shall deposit into an escrow (the "Escrow") with an escrow agent or company (the "Escrow Holder") reasonably designated by Seller One Million Dollars ($1,000,000) (the "Deposit") in immediately available, good funds (funds delivered in this manner are referred to herein as "Good Funds"), pursuant to joint escrow instructions to be delivered to the Escrow Holder on or before the Execution Date. In turn, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall become nonrefundable upon the earlier of the entry of the (x) Sale Order (as defined in Section 8.4.2), or (y) termination of the transaction contemplated by this Agreement by reason of Buyer's default (a "Buyer Default Termination"). At the Closing, the Deposit (and any interest accrued thereon) shall be paid to Seller on account of the Purchase Price. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination, Escrow Holder shall immediately disburse the Deposit and all interest accrued thereon to Seller to be retained by Seller for its own account. If the transactions contemplated herein terminate by reason of (A) Seller's default, (B) the failure of a condition to Buyer's obligations, or (C) the consummation of a sale to a third party as described in Section 8.4. below, the Escrow Holder shall return to Buyer the Deposit (together with all interest thereon), but less Buyer's one-half share of the Escrow Holder's escrow fees and charges.

                  (ii) On the Closing Date, Buyer shall pay and deliver, in Good Funds, the balance of the Purchase Price to Seller.

            2.2. Assumed Liabilities. Buyer shall, effective as of the Closing Date, be assigned Seller's interest under the Real Property Leases and Other Leases and Contracts and shall assume all liabilities of Seller accruing under the Real Property Leases, under the Other Leases and Contracts on and after the Closing Date, and under any permits or licenses arising after the Closing Date; provided that Seller shall pay all cure amounts owing under any of the Real Property Leases and Other Leases and


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Contracts as of the Closing which the Bankruptcy Court may order to be paid as a condition to Seller's assumption and assignment of any Real Property Lease or Other Lease or Contract. Other than the liabilities and obligations of Seller expressly assumed by Buyer hereunder, Buyer is not assuming and shall not be liable for any liabilities or obligations of Seller.

            2.3. Instruments of Assumption. The assumption by Buyer of the assumed liabilities referred to in Section 2.2 shall be further evidenced by the Assignment of Leases and such other instruments as may reasonably be requested by Seller and which do not increase in any material way the burdens imposed by this Agreement upon Buyer.

            2.4. Allocation of Purchase Price. The Purchase Price shall be allocated by Buyer in its sole discretion prior to Closing and Buyer shall notify Seller at least five (5) business days prior to Closing with respect to such allocation; provided that such allocation shall be made in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended. Each party agrees that it will not make any returns, filing, report, or other submission or take any position with or before any federal, state, or local tax agency or other authority which would conflict or be inconsistent with the allocation provided by Buyer pursuant to this Section 2.4.

     3. Closing Transactions.

            3.1. Closing. The Closing of the transactions provided for herein (the "Closing") shall take place at the offices of Murphy Sheneman Julian & Rogers, a professional corporation, 101 California Street, Suite 3900, San Francisco, California 94111 or, at Buyer's option, at the San Francisco office of Buyer's lender's title company.

            3.2. Closing Date. The Closing shall be held on a date mutually convenient to Seller and Buyer not later than fifteen (15) days after entry of the Sale Order (as defined in Section 8.4.2) (the "Closing Date"); provided that Buyer may extend the fifteen (15) day period by another fifteen (15) days by giving written notice to Seller no later than the tenth (10th) day after entry of the Sale Order. In no event shall the Closing Date be later than December 31, 1998 (the "Outside Date"). In the event the conditions to Closing have not been satisfied or waived by the Outside Date, then any party who is not in default hereunder may terminate this Agreement. Alternatively, the parties may mutually agree to an extended Closing Date. Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing and the transaction contemplated herein shall close as soon as such conditions are satisfied or waived.


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            3.3. Seller's Deliveries to Buyer at Closing. On the Closing Date,
Seller shall make the following deliveries to Buyer:

                 3.3.1. An Assignment and Assumption of Leases and Other Contracts, duly executed by Seller, substantially in the form attached as Exhibit C to this Agreement, pursuant to which Seller assigns the Real Property Leases and Other Contracts (the "Assignment of Leases").

                 3.3.2. A bill of sale, duly executed by Seller, substantially in the form attached as Exhibit D to this Agreement, pursuant to which Seller transfers the Personal Property and the Inventory to Buyer (the "Bill of Sale").

                 3.3.3. An Assignment of Intangible Property, duly executed by Seller, in the form attached as Exhibit E to this Agreement, pursuant to which Seller assigns to Buyer its interest, if any, in and to the Intangible Property to Buyer (the "Assignment of Intangible Property").

                 3.3.4. Any such other documents, funds or other things reasonably contemplated by this Agreement to be delivered by Seller to Buyer at the Closing.

            3.4. Buyer's Deliveries to Seller at Closing. On the Closing Date, Buyer shall make or cause the following deliveries to Seller:

                 3.4.1. That portion of the Purchase Price to be delivered by Buyer directly to Seller at the Closing under Section 2.1 (and Buyer shall cause Escrow Holder to deliver the Deposit to Seller).

                 3.4.2. A counterpart of the Assignment of Leases, duly executed by Buyer.

                 3.4.3. A counterpart of the Assignment of Intangible Property, duly executed by Buyer.

                 3.4.4. Any such other documents, funds or other things reasonably contemplated by this Agreement to be delivered by Buyer to Seller at the Closing.

            3.5. Prorations. Rent, current taxes, prepaid advertising and other items of expense (including, without limitation, any prepaid insurance under the Real Property Leases or Other Leases and Contracts, or any of them) and income relating to or attributable to the Business and/or the Real Property Leases or the Other Leases and Contracts shall be prorated between Seller and Buyer as of the Closing Date. All


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obligations due in respect of periods prior to Closing shall be paid in full or otherwise be the responsibility of Seller and all obligations due in respect of periods after Closing shall be paid in full or otherwise be the responsibility of Buyer. Rent shall be prorated on the basis of a thirty (30) day month.

            3.6. Sales, Use and Other Taxes. Any sales, purchases, transfer, stamp, documentary stamp, use or similar taxes under the laws of the states in which any portion of the Property is located, or any subdivision of any such state, which may be payable by reason of the sale of the Property under this Agreement or the transactions contemplated herein shall be borne and timely paid one-half by Buyer and one-half by Seller.

            3.7. Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Seller shall transfer and deliver to Buyer on the Closing Date such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Property, and shall also make available to Buyer at their then existing locations the originals of all documents in Seller's possession that are required to be transferred to Buyer by this Agreement.

     4. Conditions Precedent to Closing.

            4.1. Conditions to Seller's Obligations. Seller's obligation to make the deliveries required of Seller at the Closing Date shall be subject to the satisfaction or waiver by Seller of each of the following conditions.

                 4.1.1. All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects.

                 4.1.2. Buyer shall have executed and delivered to Seller the Assignment of Leases.

                 4.1.3. Buyer shall have delivered, or shall be prepared to deliver at the Closing, all cash and other documents required of Buyer to be delivered at the Closing.

                 4.1.4. Buyer shall have delivered to Seller appropriate evidence of all necessary corporate action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer's board of directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of officers of Buyer executing this Agreement and any instrument or

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other document delivered in connection with the transactions contemplated by this Agreement.

                 4.1.5. Seller shall have determined that it will not incur any liability under the Worker Adjustment and Retraining Notification Act in connection with the consummation of this transaction.

                 4.1.6. All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have been filed or instituted thereunder shall have been satisfactorily concluded.

                 4.1.7. No action, suit or other proceedings brought by any governmental agency shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                 4.1.8. The Bankruptcy Court shall have entered the Sale Order, which shall not have been stayed as of the Closing Date.

            4.2. Conditions to Buyer's Obligations. Buyer's obligation to make the deliveries required of Buyer at the Closing shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

                 4.2.1. Seller shall have substantially performed or tendered performance of each and every covenant on Seller's part to be performed which, by its terms, is capable of performance before the Closing.

                 4.2.2. All representations and warranties of Seller contained herein shall continue to be true and correct at the Closing in all material respects.

                 4.2.3. Seller shall have executed and be prepared to deliver to Buyer the Assignment of Leases.

                 4.2.4. Seller shall have delivered, or shall be prepared to deliver at the Closing, all other documents required of Seller to be delivered at the Closing.

                 4.2.5. All applicable waiting periods relating to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated and any proceedings that may have

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been filed or instituted thereunder shall have been satisfactorily concluded.

                 4.2.6. No action, suit or other proceedings brought by any governmental agency shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

                 4.2.7. The Bankruptcy Court shall have entered the Sale Order, which shall not have been stayed as of the Closing Date.

                 4.2.8. There shall not have occurred prior to the Closing Date a material adverse change in the financial condition or results of operations of the Business (exclusive of the effect of any locations where the real property lease is not being assumed by Buyer and exclusive of costs and expenses directly relating to Seller's filing of a bankruptcy case).

            4.3. Termination. If any of the above conditions is neither satisfied nor waived on or before the date by which the condition is required to be satisfied, a party who is not then in default hereunder may terminate this Agreement by delivering to the other written notice of termination. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party; provided, however, that the consent of a party to the Closing shall constitute a waiver by such party of any conditions to Closing not satisfied as of the Closing Date.

      5. Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer:

            5.1. Validity of Agreement. Upon obtaining the Approval Order, this Agreement shall constitute the valid and binding obligation of Seller enforceable in accordance with its terms.

            5.2. Organization, Standing and Power. Subject to the applicable provisions of bankruptcy law, Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and, subject to Seller's obtaining the Approval Order, to execute, deliver and perform this Agreement and all writings relating hereto.

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            5.3. Authorization of Seller. Upon obtaining the Approval Order, the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Seller do not and will not: (i) conflict with or result in a breach of the articles of incorporation or the by-laws of Seller;
(ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (ii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Seller is a party or by which Seller or its assets or properties may be bound.

            5.4. Title to Property. To Seller's knowledge (which consists of matters actually known to Seller's senior management), Seller has good and marketable title to the Property; provided, however, Seller makes no representation whatsoever as to title to the Intangible Property or the transferability thereof.

            5.5. Compliance With Law. The operations of Seller are in compliance with all applicable laws, regulations, permits, authorizations and other governmental orders including, without limitation, applicable safety (including
OSHA), environmental (including wetlands), antipollution, building, zoning or health laws, ordinances and regulations, except where the failure to so comply would not be expected to have a material adverse effect on the financial condition or results of operations of the Business or the Property taken as a whole (a "Material Adverse Effect").

            5.6. No Subsidiaries. Seller does not have any subsidiaries.

            5.7. Certificates of Occupancy. Seller has, and will deliver to Buyer at Closing, certificates of occupancy for each Lyon's Restaurant included as part of the Property, covering all Improvements located at such restaurants, except to the extent that the absence thereof would not be expected to have a Material Adverse Effect.

            5.8. Licenses, Permits, Etc. Seller has, and will deliver to Buyer at Closing, all required licenses (including liquor licenses), permits and certificates required pursuant to municipal health codes or otherwise in order to lawfully operate each Lyon's Restaurant included as part of the Properties, except to the extent that the absence thereof would not be expected to have Material Adverse Effect.

            5.9. Adequacy of Assets. Except for the Excluded Assets, the Properties include all of the properties, and assets, real, personal, and mixed, tangible and intangible, and all leases, contracts, and agreements (whether owned or to which

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Seller is a party) which are presently used by Seller in the operation of its business.

      6. Buyer's Warranties and Representations. In addition to the representations and warranties contained elsewhere in this Agreement, Buyer hereby makes the following representations and warranties to Seller:

            6.1. Validity of Agreement. All action on the part of each Buyer necessary for the authorization, execution, delivery and performance of this Agreement by such Buyer, including, but not limited to, the performance of such Buyer's obligations hereunder, has been taken. This Agreement, when executed and delivered by such Buyer, shall constitute the valid and binding obligation of such Buyer enforceable in accordance with its terms.

            6.2. Organization, Standing and Power. I.C.H. Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware. Lyon's of California, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each Buyer has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto.

            6.3. Authorization of Buyer. The execution, delivery and performance of this Agreement and all writings relating hereto by each Buyer have been duly and validly authorized. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by such Buyer do not and will not: (i) conflict with or result in a breach of the articles of incorporation or by-laws of such Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority, or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which such Buyer is a party or by which such Buyer or its assets or properties may be bound.

    7. "AS IS" Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT
AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5 ABOVE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION

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OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY
LEASE TO BE ASSUMED BY BUYER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE PROPERTY (OR ANY PORTION THEREOF, THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR ANY PORTION THEREOF). WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY (EXPRESS OR IMPLIED) OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PROPERTY AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PROPERTY AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PROPERTY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 WHICH BY THEIR SPECIFIC TERMS SURVIVE THE CLOSING, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, EXCEPT ONLY FOR SUCH SURVIVING REPRESENTATIONS, BUYER WILL ACCEPT THE PROPERTY AT THE CLOSING "AS IS," "WHERE IS," AND "WITH ALL FAULTS."

    8. Conduct and Transaction Prior to Closing.

            8.1. Access to Records and Properties of Seller. From and after the date of this Agreement until the Closing Date, Seller shall afford to Buyer's officers, independent public accountants, counsel, lenders, consultants, engineers, and other representatives, free and full access at all reasonable times to the Property, all records pertaining to the Property or the Business, and to the personnel of Seller (including officers, employees, and independent accountants but not including outside directors); provided that requests to visit the Property or to speak with employees shall be coordinated through senior management so as not unduly impose on the operation of the Business. Buyer, however, shall not be entitled to access to any materials containing (a) Privileged Information, or (b) communications or information about former employees. Buyer shall be entitled to receive communications and information with respect to current employees, but Buyer agrees to indemnify Seller and its officers, directors, employees, and agents, and hold Seller and such other parties harmless from all claims, demands, liabilities, and causes of action arising from Seller's disclosure to Buyer of information regarding current employees. Buyer expressly acknowledges that nothing in this Section 8.1 is intended to give rise to any contingency to Buyer's obligations to proceed with the transactions contemplated herein.

            8.2. Operation of the Business Pending Closing. Unless Buyer otherwise consents, during the period prior to the Closing

Date, Seller shall operate the Business as currently operated and only in the ordinary course and, consistent with such operation, shall use commercially reasonable efforts to preserve intact its current business organization and its relationships with employees and persons having dealings with it.

            8.3. Hart-Scott Rodino Cooperation. Buyer and Seller shall cooperate with each other (at their respective sole cost and expense) to comply with, and provide the information required by, the pre-merger notification and waiting period rules of the Hart-Scott-Rodino Anti-trust Improvements Act of 1976 (codified in Section 18(a) of Title 15, U.S. Code), in any Federal Trade Commission regulations, and in any provisions or regulations of or relating to the Clayton Act. In that connection, Buyer and Seller shall use diligent efforts to make their joint pre-merger notification filing with the Federal Trade Commission no later than thirty (30) days following the Execution Date (but not earlier than the Petition Date (as defined in Section 8.4.1)).

            8.4. Bankruptcy Court Approvals.

                 8.4.1. Bankruptcy Filing. No later than September 9, 1998, Seller shall file a chapter 11 case (the "Bankruptcy Case") in the United States Bankruptcy Court for the Northern District of California (the "Bankruptcy Court"). The date of such filing shall be the "Petition Date."

                 8.4.2. Motion to Bankruptcy Court for Approval of Sale and Sale Procedures. Promptly after the Petition Date, Seller will file with the Bankruptcy Court a motion (the "Motion") requesting entry of an order (the "Procedure Order") (the terms of which are more fully described below) approving procedures for sale of the Property to Buyer under 11 U.S.C. ss. 363 and an order (the "Sale Order") (the terms of which are more fully described below) confirming sale of the Property to Buyer under 11 U.S.C. ss. 363. The Motion shall request a hearing on entry of the Procedure Order approximately fifteen
(15) days after the Petition Date and a hearing on entry of the Sale Order approximately thirty (30) days after entry of the Procedure Order.

                8.4.3. Procedure Order. The Motion shall request that the Procedure Order include the following provisions: (i) that the Bankruptcy Court set a date for a hearing (the "Sale Hearing") at which overbids for the Property may be made and at which the sale of the Property to Buyer (or, if applicable, a successful overbidder) can be confirmed; (ii) that, in the event that Buyer is not approved by the Bankruptcy Court as the purchaser of the Property, and the Property (or any material portion thereof) is thereafter sold to any third party for consideration in excess of the Purchase Price and the other consideration provided for in this Agreement notwithstanding Buyer's willingness and ability to consummate the transactions contemplated by this Agreement, Buyer will be entitled to receive from the Seller a fee (the "Break-Up Fee") equal to (a) One Million One Hundred Thousand Dollars ($1,100,000) (i.e., five (5) percent of the Purchase Price), plus (b) Buyer's documented out-of-pocket expenses (including but not limited to reasonable attorney's fees, loan commitment fees, and Hart-Scott-Rodino filing fees) associated with Buyer's efforts to negotiate, document, and pursue the consummation of the transaction set forth in this Agreement; (iii) that the Breakup Fee, if it becomes applicable, be paid to Buyer concurrently with the consummation of such third party sale; (iv) that third party offers to purchase the Property must (a) be in writing and, together with sufficient financial information to enable Seller to determine such third party's financial capacity, be submitted to Houlihan, Lokey, Howard & Zukin, Seller's investment bankers ("HLHZ") and to Seller, Buyer, and the agent for Seller's senior lending group, and its counsel, and to counsel for the official creditors committee not later than three (3) business days prior to the Sale Hearing, (b) be subject to no due diligence, financing, third party consent, or other contingencies (other than a Hart-Scott-Rodino Act filing), (c) include an agreement to deliver to Seller a non-refundable deposit of One Million Dollars ($1,000,000) by wire transfer within one (1) day of such third party's bid being accepted at the Sale Hearing,
(d) if the offer contemplates continued operation of the Business for a period of time after Closing, be on substantially the same terms (other than purchase price and other than provisions that relate to periods prior to the date of the Sale Hearing) as this Agreement, (e) if the offer contemplates a cessation of the Business upon Closing, contain sufficient detail regarding such cessation to enable Seller to determine the extra costs that Seller will incur from such cessation, and (f) include an agreement that an order substantially similar to the Sale Order described in Section 8.4.5 of this Agreement is acceptable to such bidder; (v) that no prospective purchaser will be permitted to bid at the Sale Hearing unless such party has been deemed "financially qualified" by HLHZ,
(vi) that, in order to be considered at the Sale Hearing, any initial bid for the Property by any third party must be not less than Twenty-Three Million Eight Hundred Thousand Dollars ($23,800,000), (vii) that subsequent bids for the Property following such an initial bid shall be in increments of Four Hundred Thousand Dollars ($400,000), and (vii) that, should overbidding take place at the Sale Hearing, Buyer shall have the right, but not the obligation, to participate in the overbidding (including through the use of the Secured Lender's Contingent Claim Assignment (as defined in Section 8.4.7)) and to be approved as the overbidder at that hearing.

                  8.4.4. Seller's Duties With Respect to Procedure Order; Consequences of Failure to Obtain Procedure Order. Following the filing of the Motion, Seller shall use reasonable efforts to obtain entry of the Procedure Order containing the above provisions. If (a) the Bankruptcy Court refuses to approve the financial terms of the Breakup Fee, (b) the Bankruptcy Court refuses to enter a Procedure Order that is substantially similar to the one requested by Seller (other than the request for approval of use of the Secured Lender's Contingent Claim Assignment as discussed below), or (c) a Procedure Order is not entered on or before thirty-three (33) days after the Petition Date, then in any such case Buyer shall have the right, upon written notice delivered to the Seller, to terminate this transaction, in which case the transaction contemplated by this Agreement shall terminate and Buyer and Seller shall be relieved of any further obligation or liability hereunder. If the Bankruptcy Court enters a Procedure Order, such notice must be delivered to Seller within three (3) business days after receipt by buyer of the Procedure Order in order to be effective. If not delivered within such time period, Buyer will be deemed to have accepted the Procedure Order and neither the transaction nor this Agreement shall terminate.

               8.4.5. Sale Order. The Motion shall request that the Sale Order include the following provisions: (i) that sale of the Property to Buyer on the terms and conditions set forth in this Agreement is approved and Seller is authorized to proceed with this transaction; (ii) a specific finding that Buyer is a good faith purchaser of the Property; (iii) that the sale of the Property to Buyer shall be free and clear of all liens, charges, and encumbrances; (iv) that Seller is authorized to assume and to assign to Buyer the Real Property Leases and the Other Leases and Contracts pursuant to Section 365 of the United States Bankruptcy Code, subject to Seller's obligation to pay any necessary cure amounts ordered by the Bankruptcy Court; (v) with respect to the Real Property Leases, the additional findings and/or provisions set forth in Exhibit F to this Agreement, and (vi) such other matters as Buyer shall reasonably request; provided that Seller's failure to obtain Bankruptcy Court approval of matters included in the Motion pursuant to this clause (vi) shall not be a breach of or default under this Agreement and the obtaining of such approval is not a condition to Buyer's obligations under this Agreement.

               8.4.6. Seller's Duties With Respect to Sale Order; Consequences of Failure to Obtain Sale Order. Following the entry of the Procedure Order, Seller shall use reasonable efforts to obtain entry of the Sale Order containing the above provisions. If (a) the Bankruptcy Court refuses to enter a Sale Order providing for the assumption and assignment of at least ninety percent (90%) of the Real Property Leases listed on Exhibit A-1 (other than any Real Property Leases referred to in an Exclusion Notice), (b) the Bankruptcy Court refuses to enter a Sale Order providing for the assumption and assignment of Other

Contracts and Leases which, in the aggregate, would have if not assigned to Buyer a Material Adverse Effect, (c) the Bankruptcy Court refuses to enter a Sale Order that, except for the matters already referred to in this Section 8.4.6, the Special Landlord Provisions referred to in Section 8.4.9, and the items included in the Motion at the request of Buyer pursuant to clause (vi) of
Section 8.4.5, is substantially similar to the one requested by Seller, or (d) a Sale Order is not entered on or before forty (40) days after entry of the Procedure Order, then in any such case Buyer shall have the right, upon written notice delivered to the Seller, to terminate this transaction, in which case the transaction contemplated by this Agreement shall terminate and Buyer and Seller shall be relieved of any further obligation or liability hereunder. If the Bankruptcy Court enters a Sale Order, such notice must be delivered to Seller within three (3) business days after receipt by Buyer of the Sale Order in order to be effective. If not delivered within such time period, Buyer will be deemed to have accepted the Sale Order and neither the transaction nor this Agreement shall terminate.

                   8.4.7. Secured Lenders' Contingent Claim Assignment. Seller acknowledges that Buyer and Seller's secured lenders (the "Secured Lenders") have informed Seller that they have reached an agreement in principal regarding such Secured Lenders using their best efforts to enable Buyer to credit bid a portion of the claim currently held by the Secured Lenders in connection with the sale of the Property to Buyer. Seller agrees that when the specific terms of such agreement have been finalized, Seller will seek approval of such credit bid as part of the Motion and will use reasonable efforts to obtain Bankruptcy Court Approval thereof and to have such approval included in the Procedure Order. Buyer acknowledges that Seller's obligation with respect thereto is to use reasonable efforts to obtain such approval. Seller's failure to do so shall not constitute a breach of or default under this Agreement nor excuse Buyer's continued performance of its obligations hereunder.

                   8.4.8. Adequate Assurance of Future Performance. Buyer acknowledges that 11 U.S.C. ss. 365(f)(2) requires, as a condition of assignment of an executory contract or unexpired lease, that the assignee provide adequate assurance of future performance. Buyer agrees that Buyer, rather than Seller, shall be responsible for satisfaction of this condition.

                   8.4.9. Special Landlord Provisions. Seller agrees to use reasonable commercial efforts to obtain the Bankruptcy Court's approval of the items in paragraphs 10 and 11 of Exhibit F to this Agreement (the "Special Landlord Provisions") as part of the Sale Order; provided that Seller's failure to obtain Bankruptcy Court approval of the Special

Landlord Provisions shall not be a breach of or default under this Agreement and the obtaining of such approval is not a condition to Buyer's obligations under this Agreement.

            8.5. Estoppel Certificates. Promptly after Seller's chapter 11 filing, Seller shall send out for execution estoppel certificates in the form of Exhibit G to this Agreement (the "Estoppel Certificates") to each of its real property lessors and sublessors under the Real Property Leases. Seller agrees to use reasonable commercial efforts to obtain the execution of the Estoppel Certificates by such lessors and sublessors; provided that Seller's failure to obtain execution of Estoppel Certificates shall not be a breach of or default under this Agreement and the obtaining of such executed Estoppel Certificates is not a condition to Buyer's obligations under this Agreement. Seller agrees to periodically deliver to Buyer copies of executed Estoppel Certificates as they are received by Seller.

            8.6. Notices of Certain Events. Buyer and Seller shall each promptly notify the other party of:

            (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

            (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, relating to or involving or otherwise affecting the Business or Buyer's acquisition thereof or that relate to the consummation of the transactions contemplated by this Agreement;

            (iv) the occurrence, or failure to occur, of any condition, event or development that causes any representation or warranty contained in this Agreement to be untrue or inaccurate; or

            (v) any failure on the part of such party to comply with or perform in any material respect any agreement or covenant to be complied with or performed by it hereunder; provided that the delivery of any notice pursuant to this Section 8.8 shall not limit or otherwise affect the remedies available hereunder to Buyer or Seller.

            8.7. Interim Financial Statement. Between the date hereof and the Closing Date, Seller shall promptly provide Buyer with copies of any and all regularly generated unaudited interim financial statements of Seller and such other unaudited interim financial statements of Seller as Buyer may reasonably request.

            8.8. Employee Matters.

                 8.8.1. Hiring Employees. As of the Closing Date, Buyer shall offer employment to all of Seller's employees, other than "Senior Management" (as defined in Section 8.8.3), employed by Seller on the Closing Date other than those persons identified in a confidential written schedule to be delivered by Buyer to Seller no later than five (5) days prior to the Closing Date. (Any employee of Seller who becomes employed by Buyer is hereafter referred to as a "Transferred Employee.") Buyer's offer of employment shall be on such terms and conditions as Buyer shall determine. Notwithstanding the foregoing, Buyer shall have no obligation to offer employment to any employee who, as of the Closing
Date: (i) is not actively working for Seller; or (ii) is receiving or has a present right to receive benefits under Seller's short-term or long-term disability plans.

                 8.8.2. Employee Benefits. Buyer shall have no responsibility or liability for payment of any amounts due to or under any benefit plans maintained by Seller, or otherwise arising from events prior to the Closing Date in connection with obligations to employees. Buyer shall be responsible for employee benefits with respect to Transferred Employees only to the extent specifically provided in the plans maintained by Buyer that cover such Transferred Employees after the Closing Date.

                 8.8.3. Senior Management. Senior Management shall mean persons holding the following positions with Seller: Chief Executive Officer, V.P. Operations, V.P. Purchasing & Food Development, V.P. & Controller, V.P. Human Resources, V.P. Facilities, and General Counsel. Buyer and Seller acknowledge that Buyer and Senior Management have had no discussions prior to the Execution Date regarding whether any members of Senior Management will be offered positions by Buyer. Upon and after the Execution Date, Buyer shall be permitted to undertake such discussions at Buyer's sole discretion. Buyer shall be under no obligation to engage in any such discussions and the decision regarding whether and on what term to offer positions shall be in the sole discretion of Buyer.

            8.9. Subordination, Nondisturbance, and Attornment Agreements.

                 (a) Buyer shall notify Seller of any holders of superior mortgages on any of the real property currently leased to Seller from whom Buyer desires Seller to obtain a Subordination, Nondisturbance, and Attornment Agreement ("SNDA"). Upon Seller's receipt of such notice, but not earlier than the Petition Date, Seller shall send out for execution an SNDA which shall provide in substance that so long as the lease is in effect and Buyer is not in breach or default beyond applicable grace periods thereunder: (i) Buyer shall not be joined as a party defendant in any foreclosure action or proceeding which may be instituted by or taken by the holder of such superior mortgage, and (ii) Buyer shall not be evicted from the leased property nor shall Buyer's leasehold estate under the lease be terminated or disturbed nor shall any of Buyer's rights under the lease be affected by reason of any default under such superior mortgage, any disaffirmance of such superior mortgage, or other termination of such superior mortgage. Seller agrees to use reasonable commercial efforts to obtain the execution of the SNDA's from such mortgage holders; provided that Seller's failure to obtain execution of SNDA's shall not be a breach of or default under this Agreement and the obtaining of such executed SNDA's is not a condition to Buyer's obligations under this Agreement. Seller agrees to periodically deliver to Buyer copies of executed SNDA's as they are received by Seller.

                 (b) Seller shall request authority of the Bankruptcy Court to assume and assign to Buyer each currently executed SNDA to which Seller is a party. Seller agrees to use reasonable commercial efforts to obtain the Bankruptcy Court's consent to such assumption and assignment; provided that Seller's failure to obtain such consent shall not be a breach of or default under this Agreement and the obtaining of such consent is not a condition to Buyer's obligations under this Agreement.

            8.10. Other Transactions. Seller agrees that prior to the Closing it will not, and will cause its directors, officers, representatives, and agents not to, solicit any proposals or offers for purchase of the Business (whether by sale of assets or stock, by merger, or otherwise). Buyer acknowledges that Seller, as a part of the chapter 11 sale process, may be requested to provide information regarding the Business to other interested parties and Buyer agrees that the provision of such information under such circumstances shall not constitute a breach of this Agreement, so long as Seller has not solicited such third party to purchase the Business following the date of this Agreement.

            9. Miscellaneous.

            9.1. Damage and Destruction; Condemnation. Seller shall notify
Buyer immediately of the occurrence of any material damage to or destruction of the Property which occurs prior to the Closing Date, or the institution or maintenance of any condemnation or similar proceedings with respect to a restaurant location. In the event of any material damage to or destruction of the Property which is not fully covered by insurance, or in the event any such condemnation or other proceedings are instituted or maintained, Buyer, at its option, may either (i) terminate this Agreement, or (ii) consummate the purchase provided for by this Agreement. In all other events or in the event that Buyer elects to consummate the purchase pursuant to

(ii) above, all insurance or condemnation proceeds, including business interruption and rental loss proceeds, collected by Seller prior to the Closing Date, together with an amount equal to all deductible amounts under the insurance policies covering such damage or destruction and amounts not covered by insurance (which amounts shall be agreed upon in good faith by Seller and Buyer and approved by the Bankruptcy Court), shall be credited against the Purchase Price on Buyer's account, and all entitlement to all other insurance or condemnation proceeds arising out of such damage or destruction or proceedings and not collected prior to the Closing Date.

            9.2. Attorneys' Fees. In the event that either party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing party in that action or proceeding shall be entitled to have and recover from the nonprevailing party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may suffer or incur in the pursuit or defense of such action or proceeding.

            9.3. Reasonable Access to Records and Certain Personnel. So long as the Bankruptcy Case is pending, (i) Buyer shall permit Seller's counsel and other professionals employed in the Bankruptcy Case (the "Case Professionals") reasonable access to the financial and other books and records relating to the Property or the Business (whether in documentary or data form) for the purpose of the continuing administration of the Bankruptcy Case (including, without limitation, the pursuit of any avoidance, preference or similar action), which access shall include (a) the right of the Case Professionals to copy, at their expense, such documents and records as they may request in furtherance of the purposes described above, and (b) Buyer's copying and delivering to Case Professionals such documents or records as they may request, but only to the extent the Case Professionals furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and offer to reimburse Buyer for the reasonable costs and expenses thereof, and (ii) Buyer shall provide Seller and Case Professionals (at no cost to Seller) with reasonable access to any members of senior management of Seller that might subsequently be employed by Buyer during regular business hours to assist Seller in the continuing administration of the Case, provided that such access does not unreasonably interfere with Buyer's business operations.

            9.4. Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other shall be in writing and may be effected by personal delivery, by delivery from a reputable overnight courier service, or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile and shall be deemed communicated as of the date of receipt. Notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

             To Seller:                Lyon's Restaurants, Inc.
                                       1165 Triton Drive
                                       Foster City, CA 94404-1285
                                       Attn: Mr. John G. Ghuzzi, Pres./CEO
                                       Facsimile No. (650) 573-4207

             With a copy to:           Murphy Sheneman Julian & Rogers
                                       101 California St., 39th Floor
                                       San Francisco, CA 94111
                                       Attn: Randy Rogers, Esq.
                                       Facsimile No. (415) 421-7879

             To Buyer:                 Lyon's of California, Inc.
                                       I.C.H. Corporation
                                       9255 Town Centre Drive, Suite 600
                                       San Diego, CA 92121
                                       Attn: Mr. James R. Arabia, Pres.
                                       Facsimile No. (619) 535-1634

             With a copy to:           Pryor Cashman Sherman & Flynn
                                       410 Park Avenue, 10th Floor
                                       New York, NY 10022
                                       Attn: Robert H. Drechsler, Esq.
                                       Facsimile No. (212) 326-0806

            9.5. Entire Agreement. This instrument and the documents to be executed pursuant hereto contain the entire agreement between the parties relating to the sale of the Property. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the party to be charged.

            9.6. Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

            9.7. Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

            9.8. Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive except that, if Buyer cannot acquire and Seller cannot sell substantially all of the Property, either party may terminate this Agreement, and it shall be of no further force and effect.

            9.9. Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not bc construed to limit or extend the terms or conditions of this Agreement.

            9.10. Further Assurances. Each party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto.

            9.11. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            9.12. Brokerage Obligations. Seller is represented by HLHZ as its exclusive sale agent with respect to the transactions contemplated herein pursuant to a written agreement between Seller and HLHZ and HLHZ's commission, fees and expenses are to be paid by Seller in accordance with the terms and provisions of such order. Seller and Buyer each represent and warrant to the other that, except for HLHZ, such party has incurred no liability to any real estate broker or agent with respect to the payment of any commission regarding the consummation of the transaction contemplated hereby. Except for any claims of HLHZ (which are to be handled and satisfied by Seller in accordance with the above referenced contract), it is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder's fees, or commissions are ever asserted against Buyer or Seller in connection with this transaction, all such claims shall be handled and paid by the party whose actions form the basis of such claim and such party shall indemnify, defend (with counsel reasonably satisfactory to the party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby.

            9.13. Payment of Fees and Expenses. Except as provided in Section
9.2 above, each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of the Agreement and the transaction described herein.

            9.14. Investigations and Survival. The respective representations, warranties, covenants and agreements of Seller and Buyer herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party hereto nor shall they be affected by the Closing.

            9.15. Assignments. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto.

            9.16. Binding Effect. Subject to the provisions of Section 9.15 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto.

            9.17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of California.

            9.18. Good Faith. All parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

            9.19. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either party hereto.

            9.20. Counterparts. This Agreement may be signed in counterparts. The parties further agree that this Agreement may be executed by the exchange of facsimile signature pages provided that by doing so the parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

            9.21. Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent or the other parties, except as such release or announcement be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance; provided that nothing in this Section 9.22 shall prevent Seller from filing any documents with the Bankruptcy Court concerning this Agreement or the Business nor prevent Seller or its representatives (including HLHZ) from providing such notices in connection with the Bankruptcy Case or of the sale procedures in Section 8.4 as Seller considers appropriate.

            9.22. Bankruptcy Court Jurisdiction. BUYER AND SELLER AGREE THAT, FROM AND AFTER THE PETITION DATE AND SO LONG AS THE BANKRUPTCY CASE SHALL REMAIN PENDING, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES AND OTHER MATTERS RELATING; TO (i) THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT EXECUTED PURSUANT HERETO; AND/OR
(ii) THE PROPERTY AND/OR ASSUMED LIABILITIES, AND BUYER EXPRESSLY CONSENTS TO AND AGREES NOT TO CONTEST SUCH EXCLUSIVE JURISDICTION.

            9.23. Consent Regarding Clovis and Reno. Buyer hereby consents to Seller's exclusion of the following locations from the Real Property Leases listed on Exhibit A-1 to this Agreement: (a) Clovis, California, and (b) Reno, Nevada.

            IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.

                                     I.C.H. Corporation, a
                                     Delaware Corporation


                                     By: /s/ James R. Arabia
                                     ------------------------------------------
                                     Name: James R. Arabia
                                     Its: Chairman and CEO

                                     Lyon's of California, Inc., a
                                     California Corporation


                                     By: /s/ James R. Arabia
                                     ------------------------------------------
                                     Name: James R. Arabia
                                     Its: Chairman and CEO


                                     Lyon's Restaurants, Inc., a
                                     Delaware Corporation


                                     By:/s/ John G. Ghuzzi
                                     ------------------------------------------
                                     Name: John G. Ghuzzi
                                     Its: President and Chief Executive Officer



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